Exhibit 1.1
Execution Version

FRANKLIN STREET PROPERTIES CORP.

Baird On Demand Offering
Sales Agreement

May 6, 2010

Robert W. Baird & Co. Incorporated
777 East Wisconsin Avenue
Milwaukee, WI  53201

Ladies and Gentlemen:

Franklin Street Properties Corp., a Maryland corporation (the “Company”) confirms its agreement (this “Agreement”) with Robert W. Baird & Co. Incorporated (“Baird”), as follows:

1.           Issuance and Sale of Shares.  The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Baird, acting as agent and/or principal, shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), with an aggregate offering price of up to $75,000,000 (the “Shares”).  Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitation set forth in this Section 1 on the number of Shares issued and sold under this Agreement shall be the sole responsibility of the Company, and Baird shall have no obligation in connection with such compliance.  The issuance and sale of Shares through Baird will be effected pursuant to the Registration Statement (as defined below) filed by the Company, and which became effective upon filing, with the Securities and Exchange Commission (the “Commission”) under Rule 462(e) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”).

The Company has filed with the Commission, in accordance with the provisions of the Securities Act, an automatic shelf registration statement on Form S-3 (File No. 333-158898), including a Base Prospectus (as defined below), relating to certain securities, including the Shares to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”). The Company has prepared a Prospectus Supplement (as defined below) to the Base Prospectus specifically relating to the Shares.  The Company has furnished to Baird, for use by Baird, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement.  Except where the context otherwise requires, “Registration Statement” shall mean the registration statement on Form S-3 (File No. 333-158898), when it became effective, including the information, if any, deemed pursuant to Rule 430A, 430B, or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness and including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus (as defined below)

subsequently filed with the Commission pursuant to Rule 424(b) under the Securities Act or deemed to be a part of such registration statement pursuant to Rule 430B or Rule 462(b) of the Securities Act.  “Base Prospectus” means the base prospectus, including all documents incorporated therein by reference, included in the Registration Statement. “Prospectus Supplement” means the final prospectus supplement relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act and in the form furnished to Baird by the Company in connection with the offering of the Shares.  “Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 of the Securities Act, relating to the Shares that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i) of the Securities Act, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) of the Securities Act.  The Base Prospectus, the Prospectus Supplement, and any Free Writing Prospectus shall collectively be referred to herein as the “Prospectus.”  Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein (or deemed to be incorporated by reference therein), and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to either the Electronic Data Gathering Analysis and Retrieval system or Interactive Data Electronic Applications system (collectively “EDGAR”).

2.           Placements.  Each time that the Company wishes to issue and sell the Shares hereunder (each issuance and sale, a “Placement”), it will notify Baird by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued and sold (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one Trading Day (as defined in Section 3 hereof) and any minimum price below which sales may not be made, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1.  The Placement Notice shall originate from any of the individuals from the Company set forth on Schedule 2 (with a copy to each of the other individuals from the Company listed on such Schedule), and shall be addressed to each of the individuals from Baird set forth on Schedule 2, as such Schedule may be amended from time to time. The Placement Notice shall be effective upon receipt by Baird unless and until (i) Baird declines to accept the terms contained therein for any reason, in its sole discretion, and provides prompt notice thereof in accordance with the notice requirements set forth in Section 4 hereof, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4 hereof, the Company suspends or terminates the Placement Notice, (iv) the Company issues a subsequent Placement Notice with parameters superseding those of the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 11 hereof.  The amount of any discount, commission or other compensation to be paid by the Company to Baird in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3.  It is expressly acknowledged and agreed that neither the Company nor Baird will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Company delivers a Placement Notice to Baird and Baird does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein.  In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice that Baird has not declined, the terms of the Placement Notice will control, but only with respect to the Placement to which such Placement Notice relates.

3.           Sale of Placement Shares by Baird.  Subject to the terms and conditions herein set forth, upon the Company’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Baird, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices, and applicable state and federal laws, and the rules and regulations of the NYSE Amex LLC stock exchange (the “NYSE Amex”), to sell such Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice.  Baird will provide written confirmation to the Company (including by email correspondence to each of the individuals of the Company set forth on Schedule 2, if an email confirming receipt of such correspondence is actually sent in response by any of the individuals to whom the notice is sent, other than via auto-reply) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Company to Baird pursuant to Section 2 hereof with respect to such sales, and the Net Proceeds (as defined below) payable to the Company, with an itemization of the deductions made by Baird (as set forth in Section 5(a) hereof) from the gross proceeds that it receives from such sales.  Baird may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NYSE Amex, on any other existing trading market for the Common Shares or to or through a market maker.  If and to the extent that the Company and Baird have so agreed in writing, Baird may also sell Placement Shares in privately negotiated transactions.  The Company acknowledges and agrees that (i) there can be no assurance that Baird will be successful in selling Placement Shares, (ii) Baird will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by Baird to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3, and (iii) Baird shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement.  For the purposes hereof, “Trading Day” means any day on which Common Shares are purchased and sold on the principal market on which the Common Shares are listed or quoted.

4.           Suspension of Sales.  The Company or Baird may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if an email confirming receipt of such correspondence is actually sent in response by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice.  Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to one of the individuals named on Schedule 2 hereto, as such Schedule may be amended from time to time.  The Company and Baird each agree that the parties set forth on Schedule 2 shall make reasonable efforts to acknowledge receipt of any email notice, as provided for in this Agreement, as promptly as possible.

5.           Settlement.

(a)           Settlement of Placement Shares.  Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”).  The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Baird at which such Placement Shares were sold, after deduction for (i) Baird’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to Baird hereunder pursuant to Section 7(h) (Expenses) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(b)           Delivery of Placement Shares.  On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Baird’s or its designee’s account (provided Baird shall have given the Company written notice of such designee prior to the Settlement Date) at The Depository Trust Company through its Deposit/Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form.  On each Settlement Date, Baird will deliver the related Net Proceeds in same day funds to an account designated by the Company on, or prior to, the Settlement Date.  If the Company, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereof, it will (i) hold Baird harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to Baird any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

6.           Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, Baird that as of the date of this Agreement and each Applicable Time (as defined in Section 20(a)).

(a)           Status as a Well-Known Seasoned Issuer. (A) At the time of filing the Registration Statement on April 29, 2009 and on the date of this Agreement, (B) at the time of the most recent amendment thereto, if any, for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act ) made any offer relating to the Shares in reliance on the exemption of Rule 163 of the Securities Act and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act (“Rule 405”), including not having been and not being an “ineligible issuer” as defined in Rule 405, and satisfied all conditions and requirements for use of a registration statement on Form S-3 under the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Shares, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement.” The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to the use of the automatic shelf registration statement form.

(b)           Registration Statement, Prospectus and Disclosure at Time of Sale. The Registration Statement became effective upon filing under Rule 462(e) of the Securities Act (“Rule 462(e)”) on April 29, 2009, and any post-effective amendment thereto also became effective upon filing under Rule 462(e). Any offer that is a written communication relating to the Shares made prior to the filing of the original Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the Securities Act) has been filed with the Commission in accordance with the exemption provided by Rule 163 of the Securities Act (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the Securities Act provided by Rule 163.

At each respective time the Registration Statement became effective, at each deemed effective date with respect to Baird pursuant to Rule 430B(f)(2) of the Securities Act and as of each Settlement Date, the Registration Statement complied and will comply in all material respects with the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued, as of the date hereof, each Applicable Time, each Settlement Date and each Representation Date (as defined below) included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus complied when so filed in all material respects with the Securities Act.

Each Free Writing Prospectus, as of its issue date, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection (b) shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any amendment or supplement thereto or any Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by Baird expressly for use therein.

(c)           No Stop Order. No stop order suspending the effectiveness of the Registration Statement or any part thereof, or any Rule 462(b) Registration Statement, has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, threatened or contemplated by the Commission or by the state securities authority of any jurisdiction. No order preventing or suspending the use of the Prospectus has been issued and no proceeding for that purpose has been instituted or, to the knowledge of the Company, threatened or contemplated by the Commission or by the state securities authority of any jurisdiction, and any request on the part of the Commission or state securities authority of any jurisdiction for additional information has been complied with.

(d)           Incorporated Documents.  Each document incorporated by reference in the Registration Statement or the Prospectus heretofore filed, when it was filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and any further documents so filed and incorporated after the date of this Agreement will, when they are filed, conform in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein in the light of the circumstances under which they were made or necessary in order to make the statements therein not misleading; and no such document, when it is filed, will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading.

(e)           Offering Materials.  The Company has not distributed and will not distribute, prior to the later of the final Settlement Date, if any, or the completion of Baird’s distribution of the Shares, any offering material in connection with the offering and sale of the Shares other than the Registration Statement and the Prospectus.

(f)           NYSE Amex Listing.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NYSE Amex LLC stock exchange (the “NYSE Amex”) under the trading symbol “FSP” and the Company has not received any notice from the NYSE Amex regarding the delisting of such shares from the NYSE Amex.  The Shares have been or will have been duly listed and admitted for trading on the NYSE Amex prior to delivery of the first Placement Notice hereunder, subject to notice of issuance.

(g)           Organization and Good Standing of the Company.  The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to (i) have a material adverse effect on the assets, business, condition (financial or otherwise) or results of operation of Company and its Subsidiaries (as defined below), taken as a whole, (ii) prevent or materially interfere with consummation of the transactions contemplated hereby, or result in the delisting of shares of Common Stock from the NYSE Amex (the occurrence of any such effect, prevention, interference or result described in the foregoing clauses (i) or (ii) being herein referred to as a “Material Adverse Effect”).

(h)           Subsidiaries.  Schedule 4 attached hereto sets forth a complete and correct list of all of the subsidiaries of the Company (each, a “Subsidiary” and collectively the “Subsidiaries”), including their jurisdiction of organization.  Each Subsidiary of the Company has been duly organized, is validly existing as a corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, has the corporate, partnership or limited liability company power and authority to own its property and to conduct its business as described in the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; all of the issued shares of capital stock of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable (to the extent legally applicable) and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(i)           Authorization.  The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

(j)           Capitalization.  The authorized and outstanding capitalization of the Company is as set forth in the Registration Statement and the Prospectus, subject, in each case, to the issuance of shares of Common Stock upon exercise of stock options and warrants disclosed as outstanding in the Registration Statement and the Prospectus, as the case may be, and the grant of options or shares of Common Stock under existing stock incentive plans described in the Registration Statement and the Prospectus.  The authorized capital stock of the Company conforms and will conform in all material respects as to legal matters to the description thereof contained in the Registration Statement and the Prospectus.

(k)           Mortgage; Deed of Trust.  The mortgages and deeds of trust encumbering the properties and assets described or referred to in the Prospectus are not convertible into the equity of the Company or any of its Subsidiaries.  No holder of any class of capital stock or other equity or debt interest in any Sponsored REIT or Sponsored Entity (as those terms are used in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission) has the right to convert or exchange any such capital stock or other interest into the equity of the Company or any of its Subsidiaries.

(l)           Authorization of Common Stock.  The shares of Common Stock outstanding prior to the issuance of the Shares to be sold by the Company have been duly authorized, are validly issued, fully paid and non-assessable, have been issued in compliance with applicable securities laws and were not issued in violation of any preemptive or similar rights.

(m)           Authorization of Shares.  The Shares to be sold by the Company have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares will not be subject to any preemptive or similar rights.

(n)           Absence of Conflicts.  Neither the issuance and sale of the Shares by the Company, the execution and delivery by the Company of, nor the performance by the Company of its obligations under, this Agreement conflicts with, or will conflict with, or constitutes, or with the giving of notice or lapse of time, will constitute, a breach, violation, default or Repayment Event under, or result in the imposition of any lien, charge or encumbrance upon any assets of the Company or any of its Subsidiaries pursuant to, or require the consent of any other party to, (i) any statute, law, rule, regulation, judgment, order or decree of any governmental body, regulatory or administrative agency or court having jurisdiction over the Company or any Subsidiary; (ii) the Organizational Documents of the Company or any of its Subsidiaries; or (iii) any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company or any of its Subsidiaries (or any of their respective assets) is subject or bound, except with respect to clause (iii), only any such breach, violation, default, Repayment Event or event resulting in the imposition of any lien, charge or encumbrance upon any assets of the Company or any of its Subsidiaries, as applicable, which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  As used herein, a “Repayment Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by either the Company or any of its Subsidiaries.

(o)           Approvals and Consents.  No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE Amex), or approval of the Company’s shareholders, is required in connection with the issuance and sale of the Shares or the consummation of the transactions contemplated hereby, except such as may be required by the federal securities laws, NYSE Amex, the securities or Blue Sky laws of the various states and the Financial Industry Regulatory Association (“FINRA”) in connection with the offer and sale of the Shares, all of which will be, or have been obtained, in accordance with this Agreement.

(p)           Absence of Proceedings.  There are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their respective directors or officers (in their capacities as such) is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE Amex) (i) other than any such action, suit, claim, investigation or proceeding which, if resolved adversely to the Company, any of its Subsidiaries or any of their respective directors or officers, as applicable, would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or (ii) that are required to be described in the Prospectus and are not so described.

(q)           Exhibits; Material Contracts.  There are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described, filed or incorporated by reference as required by the Securities Act.

(r)           Not an Investment Company.  The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(s)           No Brokers or Finders.  Except as described in the Prospectus, there are no contracts, agreements or understandings between the Company and/or any of its Subsidiaries and any other person that would give rise to a valid claim against the Company, any of its Subsidiaries or Baird for a brokerage commission, finder’s fee or other like payment in connection with the offering, issuance and sale of the Shares.

(t)           Related Party Transactions.  No transaction has occurred between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective officers or directors or any affiliate or affiliates of any such officer or director, on the other hand, that is required to be described in and is not described or incorporated by reference in the Registration Statement and the Prospectus.  Except as otherwise described in the Prospectus, there are no material outstanding loans or advances or material guarantees of indebtedness by the Company or any of its Subsidiaries to or for the benefit of any of the officers or directors of the Company or any of their family members.

(u)           Independent Accountant.  Ernst & Young LLP, who certified the financial statements and accompanying schedules, if any, of the Company included or incorporated by reference in the Prospectus are independent registered public accountants with respect to the Company within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act and the Securities Act regulations.

(v)           Financial Statements.  The financial statements included or incorporated by reference in the Registration Statement and the Prospectus, together with the related notes and schedules, present fairly in all materials respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company for the periods specified and have been prepared in all material respects in compliance with the requirements of the Securities Act and Exchange Act and in conformity with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved; all pro forma financial statements or data included or incorporated by reference in the Registration Statement and the Prospectus, if any, comply in all material respects with the requirements of the Securities Act and the Exchange Act, and the assumptions used in the preparation of such pro forma financial statements and data are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements and data; the other financial data contained or incorporated by reference in the Registration Statement and the Prospectus are accurately and fairly presented in all material respects and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the Registration Statement or the Prospectus that are not included or incorporated by reference as required; the Company and its Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the Prospectus; and all disclosures contained or incorporated by reference in the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

(w)           Statistical and Market Data; Forward-Looking Statements.  All statistical or market-related data included or incorporated by reference in the Prospectus and the Free Writing Prospectuses are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required. Each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) contained or incorporated by reference in the Registration Statement, the Prospectus and the Free Writing Prospectuses was made or reaffirmed with a reasonable basis and in good faith at the time of the initial making of such statement or the reaffirmation thereof.

(x)           Registration Rights.  There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.

(y)           Properties.  (i) The Company, directly or indirectly through one or more of its Subsidiaries, has good and marketable fee simple title to each of the properties described in the Prospectus as being one hundred percent (100%) owned by the Company, directly or indirectly (the “Properties”), and the improvements thereon (exclusive of any improvements owned by tenants), in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those set forth in the Prospectus or those which would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of such Property or materially interfere with the use, or proposed use, of such Property; (ii) all liens, charges, encumbrances, claims or restrictions on or affecting any of the Properties or any other assets of the Company or its Subsidiaries which are required to be disclosed in the Prospectus are disclosed therein; (iii) none of the Company, any of its subsidiaries or, to the Company’s knowledge, any tenant of any Property is in default of any of its material obligations under any space lease, sublease or operating sublease relating to any of the Properties or any other agreement encumbering or otherwise recorded against any of the Properties, and the Company does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements, except in all cases for any such defaults or events that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of such Property or materially interfere with the use, or proposed use, of such Property; (iv) no tenant under any lease of space at any of the Properties has a right of first refusal to purchase the premises demised under such lease for a fixed or below market price; (v) to the Company’s knowledge, each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except for any noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of such Property or materially interfere with the use, or proposed use, of such Property; (vi) there are no pending or, to the Company’s knowledge, threatened condemnation proceedings, zoning changes or other proceedings or actions that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or materially and adversely affect the value of such Property or materially interfere with the use, or proposed use, of such Property; (vii) there are no mortgages or deeds of trust encumbering all or any portion of any of the Properties; (viii) the Company has made available to Baird or its agents true, correct and complete copies of all leases, exhibits, schedules and other documents related to the lease of space at the Properties by Major Tenants (as such term is used in Item 2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Commission); (ix) with respect to each of the Properties, the Company or its Subsidiary, as applicable, has obtained customary title insurance on the fee interest therein; and (x) except as disclosed in or contemplated by the Prospectus, neither the Company nor any of its Subsidiaries has sold any real property to a third party during the immediately preceding twelve (12) calendar months.

(z)           Personal Property.  The Company and its Subsidiaries have good and marketable title to all personal property owned by them, free and clear of all liens, encumbrances and defects, except those liens encumbrances and defects set forth in the Prospectus or which would not reasonably be expected to have a Material Adverse Effect.

(aa)           Absence of Material Change.  Subsequent to the respective dates as of which information is given in each of the Registration Statement and the Prospectus, (i) there has not occurred any material adverse change, or any development involving a material adverse change, in the assets, business, financial condition, management, operations or earnings of the Company and its Subsidiaries, taken as a whole; (ii) the Company and its Subsidiaries have not incurred any material liability or obligation nor entered into any material transaction; (iii) no material casualty loss or material condemnation, whether or not covered by insurance, has occurred with respect to any of the Properties; (iv) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (v) there has not been any material change in the capital stock, short-term debt or long-term debt of the Company and its Subsidiaries, except in each case as described in or contemplated by each of the Registration Statement and the Prospectus, respectively.

(bb)           Environmental Compliance.  With respect to each of clauses (i) through (iv), except as described in the Prospectus or except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received notice that, or is aware that, it is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its Subsidiaries have obtained all permits, authorizations and approvals required under applicable Environmental Laws to conduct their respective businesses and are each in compliance with the requirements of such permits, authorizations and approvals, (iii) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (iv) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company, any of its Subsidiaries or any of the Properties relating to Hazardous Materials or any Environmental Laws. The Company and its Subsidiaries have reasonably concluded that the costs and liabilities associated with compliance with Environmental Laws are not, singly, or in the aggregate, reasonably expected to have a Material Adverse Effect, except as set forth or contemplated in the Prospectus.

(cc)           Intellectual Property.  Each of the Company and its Subsidiaries, to the knowledge of the Company, owns or possesses all inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, service names, copyrights, trade secrets and other proprietary information described in the Registration Statement and the Prospectus as being owned or licensed by it or which is necessary for the conduct of, or material to, its businesses (collectively, the “Intellectual Property”), and the Company is unaware of any claim to the contrary or any challenge by any other person to the rights of the Company or any of its Subsidiaries with respect to the Intellectual Property, except for any claim or challenge that would not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed or is infringing the material intellectual property of a third party, and neither the Company nor any of its Subsidiaries has received written notice of a claim by a third party to the contrary.

(dd)           Absence of Labor Disputes.  No material labor dispute with the employees of the Company or any of its Subsidiaries exists, except as described in the Prospectus, or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal contractors that could reasonably be expected to have a Material Adverse Effect.

(ee)           Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.  Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(ff)           Necessary Permits, etc.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except for such certificates, authorizations or permits the lack of which would not reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the value of such Property or materially interfere with the use, or proposed use, of such Property.

(gg)           Internal Control Over Financial Reporting.  The Company maintains “internal control over financial reporting” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) in compliance with the requirements of the Exchange Act.  The Company’s internal control over financial reporting has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and is effective in performing the functions for which it was established.  Except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (i) no significant deficiency or material weakness in the design or operation of the Company’s internal control over financial reporting (whether or not remediated) which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that the Company qualifies as a real estate investment trust (a “REIT”) under the requirements of the Internal Revenue Code of 1986, as amended (the “Code”).

(hh)           Disclosure Controls and Procedures.  The Company maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s Chief Executive Officer and Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective at the reasonable assurance level in performing the functions for which they were established; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the Commission (the “Sarbanes-Oxley Act”), and the statements made in each such certification are accurate; the Company and its Subsidiaries and, to the Company’s knowledge, their respective directors and officers (in their capacities as such) are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(ii)           Compliance with Existing Agreements.  Except as described in or contemplated by the Prospectus, neither the Company nor any of its Subsidiaries has sent or received any written communication regarding termination of, or intent not to renew, (i) any of the contracts or agreements filed as exhibits to the Registration Statement or the filings made by the Company with the Commission that are incorporated by reference into the Registration Statement or (ii) any leases, except where the termination or non-renewal of such contracts, agreements or leases, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and no such termination or non-renewal has been threatened by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party to any such contract or agreement.

(jj)           Taxes.  All U.S. federal, state, local and foreign tax returns required to be filed by the Company or any of its Subsidiaries have been timely filed, and all material taxes and other assessments of a similar nature (whether imposed directly, through withholding or otherwise) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided on the books of the applicable entity.  The

Company and its Subsidiaries have established adequate reserves for all taxes that have accrued but are not yet due and payable.  No tax deficiency has been asserted against any such entity, nor does the Company or any of its Subsidiaries know of any tax deficiency which is likely to be asserted against any such entity that, if determined adversely to any such entity, could reasonably be expected to have a Material Adverse Effect.

(kk)           Qualification as REIT.  The Company elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 2002.  Commencing with the taxable year ended December 31, 2002 and through the date hereof, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed ownership and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31 of the year in which the Applicable Time occurs and in the future.  The Company intends to continue to qualify as a REIT under the Code for all subsequent years.  The Company does not know of any event that would reasonably be expected to cause the Company to fail to qualify as a REIT under the Code for the taxable year ending December 31 of the year in which the Applicable Time occurs or at any time thereafter.

(ll)           Legal, Tax and Accounting Advice.  The Company has not relied upon Baird or legal counsel for Baird for any legal, tax or accounting advice in connection with the offering and sale of the Shares.

(mm)           Tax Disclosures.  The factual description of, and the assumptions and representations regarding, the Company’s organization and current and proposed method of operation set forth in the Base Prospectus under the heading “Material United States Federal Income Tax Considerations,” as supplemented by such description, assumptions and representations set forth in the Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations” accurately summarizes in all material respects the matters referred to therein.

(nn)           ERISA Compliance.  Neither the Company nor any of its Subsidiaries maintains or contributes to any “pension plan” (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA or any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).  Each “pension plan” (within the meaning of Section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service that such plan is so qualified (or the Company or such Subsidiaries have timely completed Internal Revenue Service Form 8905, Certification of Intent to Adopt a Pre-approved Plan).  Each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) established or maintained by the Company and/or one or more of its Subsidiaries is in compliance with the currently applicable provisions of ERISA, except for such failures to comply that would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

(oo)           Unlawful Contributions or Payments.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith, including without limitation a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(pp)           OFAC Compliance.  Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or entity that, at the time of such funding, is the  subject of any sanctions administered by OFAC.

(qq)           Money Laundering.  The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(rr)           No Distribution of Common Stock.  Except as described in the Prospectus, the Company has not sold, issued or distributed any shares of Common Stock during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, stock incentive plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(ss)           Stabilization or Manipulation.  Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(tt)           Purchase and Sale of Common Shares by Baird.  The Company acknowledges and agrees that Baird has informed the Company that Baird may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Shares for its own account while this Agreement is in effect; provided, that (i) no such purchase or sales shall take place while a Placement Notice is in effect (except to the extent Baird may engage in sales of Placement Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity) and (ii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by Baird.

(uu)           Officer’s Certificates; Opinions.  Any certificate signed by an officer of the Company and delivered to Baird or to counsel for Baird shall be deemed to be a representation and warranty by the Company to Baird as to the matters set forth therein; provided, however, any certificate signed by an officer of the Company that is delivered to counsel for the Company, and a copy of which is provided to Baird or counsel for Baird for informational purposes only, shall not be deemed to be a representation or warranty by the Company to Baird.  The Company acknowledges that Baird and, for purposes of the opinions to be delivered pursuant to Section 7 hereof, counsel to the Company and counsel to Baird, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

7.           Covenants of the Company.  The Company covenants and agrees with Baird that:

(a)           Registration Statement Amendments.  After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by Baird under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), (i) the Company will notify Baird promptly (and confirm the notice in writing) of the time when any subsequent amendment to the Registration Statement, other than documents incorporated by reference, has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of the receipt of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or any documents incorporated by reference therein or for additional information, (ii) the Company will prepare and file with the Commission, as promptly as reasonably practicable upon Baird’s request, any amendments or supplements to the Registration Statement or Prospectus that, in Baird’s reasonable opinion, may be necessary or advisable in connection with the distribution of the Placement Shares by Baird (provided, however, that (A) the failure of Baird to make such request shall not relieve the Company of any obligation or liability hereunder, or affect Baird’s right to rely on the representations and warranties made by the Company in this Agreement, and (B) if Baird objects thereto, Baird may cease making sales of Shares pursuant to this Agreement); (iii) the Company will not file any amendment or supplement to the Registration Statement or Prospectus, other than documents incorporated by reference, relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to Baird within a reasonable period of time before the filing and Baird has not reasonably objected thereto (provided, however, that the failure of Baird to make such objection shall not relieve the Company of any obligation or liability hereunder, or affect Baird’s right to rely on the representations and warranties made by the Company in this Agreement and the Company will furnish to Baird at the time of filing thereof a copy of any document that upon filing is deemed to be incorporated by reference into the Registration Statement or Prospectus, except for those documents available via EDGAR); (iv) the Company will cause each amendment or supplement to the Prospectus, other than documents incorporated by reference, to be filed with the Commission as required pursuant to the Securities Act (without reliance on Rule 424(b)(8) thereof); and (v)  the Company will pay the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act.

(b)           Notice of Commission; Stop Orders.  The Company will advise Baird, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any other order preventing or suspending the use of the Prospectus, of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceeding for any such purpose or any examination pursuant to Section 8(e) of the Securities Act, or if the Company becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Shares; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop or other order or to obtain its withdrawal if such a stop or other order should be issued.  Until such time as any stop order is lifted, Baird may cease making sales under this Agreement.

(c)           Delivery of Prospectus; Subsequent Changes.  During any period in which a Prospectus relating to the Placement Shares is required to be delivered by Baird under the Securities Act with respect to a pending sale of the Placement Shares, (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and to file on or before their respective due dates all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, 15(d) or any other provision of or under the Exchange Act.  If during such period any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary to amend or supplement the Registration Statement or Prospectus to comply with the Securities Act, the Company will promptly notify Baird (and confirm the notice in writing) to suspend the offering of Placement Shares during such period, and the Company will promptly amend or supplement the Registration Statement or Prospectus (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(d)           Listing of Placement Shares.  During any period in which the Prospectus relating to the Placement Shares is required to be delivered by Baird under the Securities Act with respect to a pending sale of the Placement Shares (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Company will use its commercially reasonable efforts to cause the Placement Shares to be listed on the NYSE Amex and to qualify the Placement Shares for sale under the securities laws of such jurisdictions as Baird reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Placement Shares; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign entity or dealer in securities or file a general consent to service of process in any jurisdiction.

(e)           Filings with the NYSE Amex.  The Company will timely file with the NYSE Amex all material documents and notices required by the NYSE Amex of companies that have or will issue securities that are traded on the NYSE Amex.

(f)           Delivery of Registration Statement and Prospectus.  The Company will furnish to Baird and its counsel (at the expense of the Company) copies of the Prospectus and all amendments and supplements to the Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act (including all documents filed with the Commission during such period that are deemed to be incorporated by reference therein), in each case as soon as reasonably practicable and in such quantities as Baird may from time to time reasonably request and, at Baird’s request, will also furnish copies of the Prospectus to each exchange or market on which sales of the Placement Shares may be made.  The copies of the Prospectus and any supplements or amendments thereto furnished to Baird will be identical in all material respects to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(g)           Earnings Statement.  The Company will make generally available to its security holders as soon as practicable, but in any event no later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the Securities Act.  “Earnings statement” and “make generally available” will have the meanings contained in Rule 158 under the Securities Act.

(h)           Expenses.  The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, in accordance with the provisions of Section 11 hereof, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, (A) expenses relating to obligations prior to the date that the first Shares are sold pursuant to the terms of this Agreement, including (i) the preparation, printing, filing and delivery to Baird of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto and any reasonable documented fees or disbursements of counsel for Baird in connection therewith, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) hereof, including filing fees, and any reasonable documented fees or disbursements of counsel for Baird in connection therewith, (iv) the printing and delivery to Baird of copies of the Prospectus and any amendments or supplements thereto, and of this Agreement, (v) the fees and expenses incurred in connection with the listing or qualification of the Placement Shares for trading on the NYSE Amex, and (vi) filing fees and expenses, if any, of the Commission and FINRA; and (B) expenses relating to subsequent sales of Placement Shares and in anticipation of any Representation Date, including (i) the preparation, printing, filing and delivery to Baird of each amendment and supplement to the Registration Statement and of each amendment and supplement to the Prospectus and any reasonable documented fees or disbursements of counsel for Baird in connection therewith, (ii) the preparation, issuance and delivery of the Placement Shares, (iii) as necessary, the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(d) hereof, including filing fees, and any reasonable documented fees or disbursements of counsel for Baird in connection therewith, (iv) the printing and delivery to Baird of copies of the Prospectus and any amendments or supplements thereto and of this Agreement, (v) the fees and expenses incurred, if any, in connection with the listing or qualification of the Placement Shares for trading on the NYSE Amex, and (vi) filing fees and expenses, if any, of the Commission; provided that the Company shall pay $30,000 per calendar quarter during the term of this Agreement for reasonable documented fees and disbursements of counsel to Baird under this clause (B), other than in certain circumstances as agreed between the parties.

(i)           Use of Proceeds.  The Company will apply the Net Proceeds from the sale of the Shares to be sold by it hereunder in accordance in all material respects with the statements under the caption “Use of Proceeds” in the Prospectus.

(j)           Notice of Other Sales.  During either the pendency of any Placement Notice given hereunder, or any period in which the Prospectus relating to the Placement Shares is required to be delivered by Baird, the Company shall provide Baird notice as promptly as reasonably practicable before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Common Shares (other than Placement Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Shares, warrants or any rights to purchase or acquire Common Shares; provided, however, that such notice shall not be required in connection with the (i) issuance, grant or sale of Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other share or compensatory plan or arrangement described in the Prospectus, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets described in the Prospectus, (iii) the issuance or sale of Common Shares pursuant to the Company’s 401(k) plan, 2002 Equity Incentive Plan and any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to Baird in advance, or (iv) issuance and sale of Common Shares in an offering in which Baird is serving as an underwriter, initial purchaser or placement agent.

(k)           Change of Circumstances.  The Company will at any time during the term of this Agreement advise Baird promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document required to be provided to Baird by the Company pursuant to this Agreement.

(l)           Due Diligence Cooperation.  The Company will cooperate with any reasonable due diligence review conducted by Baird or its agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, during regular business hours and at the Company’s principal offices, as Baird may reasonably request.

(m)           Required Filings Relating to Placement of Placement Shares.  The Company agrees it will (i) include in its annual and quarterly reports on Forms 10-K and 10-Q for the quarterly period that ended immediately before the filing of each such report the amount of Placement Shares sold through Baird during such quarterly period, and the Net Proceeds to the Company and the compensation payable by the Company to Baird with respect to such Placement Shares, and (ii) file any Free Writing Prospectus that is required to be filed with the Commission within the applicable time period prescribed for such filing by Rule 433 of the Securities Act.

(n)           Representation Dates; Certificate.  On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and each time the Company (i) amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(m) hereof) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of documents by reference into the Registration Statement or the Prospectus relating to the Placement Shares; (ii) files an annual report on Form 10-K under the Exchange Act (including any Form 10-K/A containing amended financial information for the Company or a material amendment to the previously filed Form 10-K); (iii) files its quarterly reports on Form 10-Q under the Exchange Act; or (iv) files a report on Form 8-K containing amended financial information (other than an earnings release, to “furnish” information pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassifications of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 or to changes in the fair value of assets and liabilities in a merger, acquisition or other change in ownership in accordance with Statement of Financial Accounting Standards No. 141(R) “Business Combinations”) under the Exchange Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Representation Date”); the Company shall furnish Baird with a certificate, in the form attached hereto as Exhibit 7(n) within three (3) Trading Days of any Representation Date.  The requirement to provide a certificate under this Section 7(n) shall be deemed to have been waived for any Representation Date referenced in clauses (iii) or (iv) above occurring at a time at which no Placement Notice is pending.  However, if the Company subsequently decides to sell Placement Shares following a Representation Date when the Company relied on such waiver and did not provide Baird with a certificate under this Section 7(n), then before the Company delivers the Placement Notice or Baird sells any Placement Shares, the Company shall provide Baird with a certificate, in the form attached hereto as Exhibit 7(n), dated the date of the Placement Notice (such date shall also constitute a Representation Date for purposes of this Agreement).

(o)           Legal Opinion.  On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause to be furnished to Baird a written opinion of (A) counsel to the Company (“Company Counsel”), which counsel is reasonably satisfactory to Baird, substantially in forms set forth in Exhibits 7(o)(i) and 7(o)(ii) and, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented and (B) counsel to Baird, in form reasonably satisfactory to Baird and related to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, (i) that in lieu of such opinions for subsequent Representation Dates, except as set forth in clause (ii) of this Section 7(o), counsel may furnish Baird with a letter (a “Reliance Letter”) to the effect that Baird may rely on a prior opinion delivered under this Section 7(o) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date) and (ii) counsel may not furnish a Reliance Letter to Baird with respect to a prior opinion delivered under this Section 7(o) relating to the matters set forth in paragraph 13 of Exhibit 7(o)(i) or paragraph 3 of Exhibit 7(o)(ii).

(p)           Comfort Letter.  On or prior to the date that the first Shares are sold pursuant to the terms of this Agreement and within three (3) Trading Days of each Representation Date with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(n) for which no waiver is applicable, the Company shall cause its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish Baird letters (the “Comfort Letters”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to Baird, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(q)           Market Activities.  The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or would reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, or purchase the Shares to be issued and sold pursuant to this Agreement, or pay anyone any compensation for soliciting purchases of the Shares to be issued and sold pursuant to this Agreement other than Baird; provided, however, that the Company may bid for and purchase its Common Shares in accordance with Rule 10b-18 under the Exchange Act.

(r)           Insurance.  The Company and its Subsidiaries shall maintain, or caused to be maintained, insurance in such amounts and covering such risks as is reasonable and customary for companies engaged in similar businesses in similar industries.

(s)           Compliance with Laws.  The Company and each Subsidiary shall maintain, or cause to be maintained, all material environmental permits, licenses and other authorizations required by federal, state and local law in order to conduct their businesses as described in the Prospectus, and the Company and each of its Subsidiaries shall conduct their businesses, or cause their businesses to be conducted, in substantial compliance with such permits, licenses and authorizations and with applicable environmental laws, except where the failure to maintain or be in compliance with such permits, licenses and authorizations would not reasonably be expected to have a Material Adverse Effect.

(t)           REIT Treatment.  The Company will take all reasonable efforts to continue to qualify as a REIT under the Code and not to take any action to revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code for so long as the Company’s Board of Directors deems such qualification to be in the best interests of the Company’s shareholders.

(u)           Investment Company Act.  The Company will conduct its affairs in such a manner so as to reasonably ensure that neither it nor its Subsidiaries will be or become required to register, at any time prior to the termination of this Agreement, as an “investment company,” as such term is defined in the Investment Company Act, assuming no change in the Commission’s current interpretation as to entities that are not required to register as an investment company.

(v)           Securities Act and Exchange Act.  The Company will use its commercially reasonable efforts to comply with all requirements imposed upon it by the Securities Act and the Exchange Act as from time to time in force, so far as necessary to permit the continuance of sales of, or dealings in, the Placement Shares as contemplated by the provisions hereof and the Prospectus.

(w)           No Offer to Sell.  Other than a Free Writing Prospectus approved in advance in writing by the Company and Baird in its capacity as principal or agent hereunder, neither Baird nor the Company (including its agents and representatives, other than Baird in its capacity as such) will, directly or indirectly, make, use, prepare, authorize, approve or refer to any free writing prospectus relating to the Shares to be sold by Baird as principal or agent hereunder.

(x)           Sarbanes-Oxley Act.  The Company and each of its Subsidiaries will maintain and keep accurate books and records reflecting their assets and maintain internal accounting controls in a manner designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and including those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with GAAP, (iii) that receipts and expenditures of the Company are being made only in accordance with management’s and the Company’s trustees’ authorization, and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  The Company will maintain such controls and other procedures, including, without limitation, those required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the applicable regulations thereunder that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its chief executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to ensure that material information relating to the Company is made known to them by others within those entities, particularly during the period in which such periodic reports are being prepared.  The Company will use its best efforts to comply with all effective applicable provisions of the Sarbanes-Oxley Act of 2002.

(y)           Undertakings. The Company will comply with all of the provisions of any undertakings in the Registration Statement.

(z)           Regulation M. If the Company has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Common Shares, it shall promptly notify Baird and sales of the Placement Securities under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(aa)           Transfer Agent. The Company shall maintain, at its expense, a registrar and transfer agent for the Common Shares.

(bb)           Available Shares. The Company will ensure that there are at all times sufficient Common Shares to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Shares, of the Shares.

8.           Conditions to Baird’s Obligations. The obligations of Baird hereunder with respect to a Placement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder, to the completion by Baird of a due diligence review satisfactory to Baird in its reasonable judgment, and to the continuing satisfaction (or waiver by Baird in its sole discretion) of the following additional conditions:

(a)           Registration Statement Effective.  The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.

(b)           No Material Notices.  None of the following events shall have occurred and be continuing:  (i) receipt by the Company or any of its Subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           No Misstatement or Material Omission.  Baird shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in Baird’s reasonable opinion is material, or omits to state a fact that in Baird’s opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d)           Material Changes.  Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission and incorporated by reference in the Prospectus, there shall not have been any material adverse change, on a consolidated basis, in the authorized shares of capital stock of the Company or any Material Adverse Effect, or any development that would reasonably be expected to cause a Material Adverse Effect, or any downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any rating organization or a public announcement by any rating organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a rating organization described above, in the reasonable judgment of Baird (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e)           Legal Opinion.  Baird shall have received the opinions of Company Counsel required to be delivered pursuant Section 7(o) hereof on or before the date on which such delivery of such opinion is required pursuant to Section 7(o) hereof.

(f)           Comfort Letter.  Baird shall have received the Comfort Letter required to be delivered pursuant Section 7(p) hereof on or before the date on which such delivery of such letter is required pursuant to Section 7(p) hereof.

(g)           Representation Certificate.  Baird shall have received the certificate required to be delivered pursuant to Section 7(n) hereof on or before the date on which delivery of such certificate is required pursuant to Section 7(n) hereof.

(h)           No Suspension or FINRA Objection.  Trading in the Shares shall not have been suspended on the NYSE Amex.  FINRA shall not have objected to the fairness or reasonableness of the terms or arrangements under this Agreement.

(i)           Other Materials.  On each date on which the Company is required to deliver a certificate pursuant to Section 7(n) hereof, the Company shall have furnished to Baird such appropriate further information, certificates and documents as Baird may have reasonably requested. All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof. The Company shall have furnished Baird with such conformed copies of such opinions, certificates, letters and other documents as Baird shall have reasonably requested.

(j)           Securities Act Filings Made.  All filings with the Commission required by Rule 424 and Rule 433 under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424 (without reliance on Rule 424(b)(8) of the Securities Act) and Rule 433.

(k)           Approval for Listing.  The Placement Shares shall either have been (i) approved for listing on the NYSE Amex, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on the NYSE Amex at, or prior to, the issuance of any Placement Notice.

(l)           No Termination Event.  There shall not have occurred any event that would permit Baird to terminate this Agreement pursuant to Section 11(a) hereof.

9.           Indemnification and Contribution.

(a)           Company Indemnification.  The Company agrees to indemnify and hold harmless Baird, the directors, officers, partners, employees and agents of Baird and each person, if any, who (i) controls Baird within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or (ii) is controlled by or is under common control with Baird (a “Baird Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses  incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 9(c) hereof) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which Baird, or any such person, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based, directly or indirectly, on (y) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any Free Writing Prospectus, or in any application or other document executed by or on behalf of the Company based on written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify the Shares under the securities laws thereof or filed with the Commission, or (z) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such loss, claim, liability, expense or damage arises from the sale of the Placement Shares pursuant to this Agreement and is caused directly or indirectly by an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information relating to Baird and furnished to the Company by Baird expressly for inclusion in any document as described in clause (x) of this Section 9(a). This indemnity agreement will be in addition to any liability that the Company might otherwise have.

(b)           Baird Indemnification. Baird agrees to indemnify and hold harmless the Company, its directors, each officer of the Company that signed the Registration Statement and each person, if any, who (i) controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or (ii) is controlled by or is under common control with the Company (a “Company Affiliate”) against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 9(a) hereof, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to Baird and furnished to the Company by Baird expressly for inclusion in any document as described in clause (x) of Section 9(a) hereof.  The Company hereby acknowledges that the only information that Baird has furnished to the Company expressly for use in the Registration Statement or the Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) of the Securities Act or the Prospectus (or any amendment or supplement thereto) are the statements set forth in (i) the first and second paragraphs on the front cover page of the Prospectus Supplement concerning the terms of the offering of the Shares and (ii) the statements concerning Baird contained in the first and third paragraphs under the heading “Plan of Distribution” of the Prospectus Supplement.

(c)           Procedure.  Any party that proposes to assert the right to be indemnified under this Section 9 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 9, notify in writing each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 9 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 9 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (iii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (iv) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent.  No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 9 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d)           Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 9 is applicable in accordance with its terms but for any reason is held to be unavailable from the Company or Baird, the Company and Baird will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Company or from persons other than Baird, such as persons who control the Company within the meaning of the Securities Act, officers of the Company who signed the Registration Statement and directors of the Company, who also may be liable for contribution) to which the Company and Baird may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and Baird, on the other. The relative benefits received by the Company, on the one hand, and Baird on the other hand, shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Company bear to the total compensation received by Baird from the sale of Placement Shares on behalf of the Company.  If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Company, on the one hand, and Baird, on the other hand, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or Baird, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Baird agree that it would not be just and equitable if contributions pursuant to this Section 9(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 9(d) shall be deemed to include, for the purpose of this Section 9(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 9(c) hereof.  Notwithstanding the foregoing provisions of this Section 9(d), Baird shall not be required to contribute any amount in excess of the commissions received by it under this Agreement and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(d), any person who controls a party to this Agreement within the meaning of the Securities Act, and any officers, directors, partners, employees or agents of Baird, will have the same rights to contribution as that party, and each officer of the Company who signed the Registration Statement will have the same rights to contribution as the Company, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 9(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 9(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 9(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 9(c) hereof.

10.           Representations and Agreements to Survive Delivery.  The indemnity and contribution agreements contained in Section 9 hereof and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Baird, any controlling persons, or the Company (or any of its officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11.           Termination.

(a)           Baird shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect, or any development that would reasonably be expected to cause a Material Adverse Effect has occurred, that, in the reasonable judgment of Baird, may materially impair the ability of Baird to sell the Placement Shares hereunder; (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder in any material respect; provided, however, in the case of any failure of the Company to deliver (or cause another person to deliver) any certification, opinion, or letter required under Sections 7(n), 7(o) or 7(p) hereof, Baird’s right to terminate shall not arise unless such failure to deliver (or cause to be delivered) continues for more than thirty (30) days from the date such delivery was required; (iv) any other condition of Baird’s obligations hereunder is not fulfilled; or (v) any suspension or limitation of trading in the Common Shares or in securities generally on the NYSE Amex shall have occurred.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h) (Expenses), Section 9 (Indemnification and Contribution), Section 10 (Representations and Agreements to Survive Delivery), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination.

(b)           The Company shall have the right, by giving ten (10) days notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time after the date of this Agreement.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(c)           Baird shall have the right, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d)           Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through Baird on the terms and subject to the conditions set forth herein; provided that the provisions of Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(e)           This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (b), (c), or (d) hereof or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(h), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect.

(f)           Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Baird or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

12.           Notices.  Except as otherwise provided herein, all notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified in this Agreement, and if sent to Baird, shall be delivered, mailed or sent to:

Robert W. Baird & Co. Incorporated
1001 Page Mill Road
Building 1, Suite 210
Palo Alto, California 94304
Fax: (650) 858-3850
Attention: Brian D. Jones

with a copy to

Goodwin Procter, LLP
53 State Street
Boston, MA 02109
Attention: Yoel Kranz

and if to the Company, shall be delivered, mailed or sent to:

Franklin Street Properties Corp.
401 Edgewater Place
Suite 200
Wakefield, Massachusetts 01880
Fax: (781) 246-2807
Attention: General Counsel

with a copy to

WilmerHale
60 State Street
Boston, MA 02109
Fax: (617) 526-5000
Attention: Kenneth A. Hoxsie Esq.

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.  Each such notice or other communication shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with an original to follow) on or before 4:30 p.m., New York City time, on a Business Day (as defined below) or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid). For purposes of this Agreement, “Business Day” shall mean any day on which the NYSE Amex and commercial banks in the City of New York are open for business.

13.           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Baird and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Baird may assign its rights and obligations hereunder to an affiliate of Baird without obtaining the Company’s consent.

14.           Adjustments for Share Splits.  The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Shares.

15.           Entire Agreement; Amendment; Severability.  This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Baird.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

16.           Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

17.           Waiver of Jury Trial.  The Company and Baird each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

18.           Absence of Fiduciary Relationship.  The Company acknowledges and agrees that:

(a)           Baird has been retained solely to act as an agent in connection with the sale of the Shares and that no fiduciary relationship between the Company and Baird has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether Baird has advised or is advising the Company on other matters;

(b)           The Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)           The Company has been advised that Baird and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that Baird has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d)           The Company waives, to the fullest extent permitted by law, any claims it may have against Baird, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Baird shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, partners, employees or creditors of the Company.

19.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

20.           Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below:

(a)           “Applicable Time” means the date of this Agreement, each Representation Date on which a certificate is required to be delivered pursuant to Section 7(n), the date on which a Placement Notice is given, any date on which Placement Shares are sold hereunder, or such other time as agreed to by the Company and Baird.

(b)           “GAAP” means United States generally accepted accounting principles.

(c)           “Organizational Documents” means (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement; (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement; and (e) in the case of any other entity, the organizational and governing documents of such entity.

[Remainder of Page Intentionally Left Bank]

If the foregoing correctly sets forth the understanding between the Company and Baird, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and Baird.

Very truly yours,

FRANKLIN STREET PROPERTIES CORP.

By: /s/ George J. Carter
Name: George J. Carter
Title:  President and Chief Executive Officer

ACCEPTED as of the date first-above written:

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Brian D. Jones
Name:  Brian D. Jones
Title:  Director

SCHEDULE 1
FORM OF PLACEMENT NOTICE

From:	[	]
Cc:	[	]
To:	[	]
Subject:	Baird On Demand Offering—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Baird on Demand Offering Sales Agreement between Franklin Street Properties Corp., a Maryland corporation (the “Company”), and Robert W. Baird & Co. Incorporated (“Baird”) dated May 6, 2010 (the “Agreement”), I hereby request on behalf of the Company that Baird sell up to ______ shares of the Company’s common shares, $0.0001 par value per share (the “Placement Shares”), [at a minimum market price of $_______ per share during (insert applicable time period) and (note any limitation on the number of Placement Shares that may be sold in any one day)].

SCHEDULE 2

ROBERT W. BAIRD & CO. INCORPORATED

Contact	E-mail	Phone
Brian Jones	BJones@rwbaird.com	(650) 424-9314
John Moriarty	JMoriarty@rwbaird.com	(650) 424-9311
John Roesner	JRoesner@rwbaird.com	(414) 765-3502
Mark Decker, Jr.	MDeckerjr@rwbaird.com	(703) 821-5761

FRANKLIN STREET PROPERTIES CORP.

Contact	E-mail	Phone
George J. Carter	gcarter@franklinstreetproperties.com	(781) 246-4900
Barbara Fournier	bfournier@franklinstreetproperties.com	(781) 557-1302
Scott Carter	scarter@franklinstreetproperties.com	(781) 557-1303
John Demeritt	jdemeritt@franklinstreetproperties.com	(781) 557-1341

SCHEDULE 3

Compensation

Baird shall be paid compensation of two percent (2.0%) of the gross proceeds from the sales of any Shares sold pursuant to the terms of this Agreement.

SCHEDULE 4

Subsidiaries of Franklin Street Properties Corp.
FSP 380 Interlocken Corp.	Delaware
FSP 390 Interlocken LLC	Delaware
FSP 3150 Fairview Park Drive LLC	Delaware
FSP 4807 Stonecroft Boulevard LLC	Delaware
FSP Addison Circle Corp.	Delaware
FSP Addison Circle Limited Partnership	Texas
FSP Addison Circle LLC	Delaware
FSP Blue Lagoon Drive Corp.	Delaware
FSP Blue Lagoon Drive LLC	Delaware
FSP Bollman Place Limited Partnership	Massachusetts
FSP Collins Crossing Corp.	Delaware
FSP Collins Crossing Limited Partnership	Texas
FSP Collins Crossing LLC	Delaware
FSP Dulles Virginia LLC	Delaware
FSP East Baltimore Street LLC	Delaware
FSP Eden Bluff Corporate Center I LLC	Delaware
FSP Eldridge Green Corp.	Delaware
FSP Eldridge Green Limited Partnership	Texas
FSP Eldridge Green LLC	Delaware
FSP Forest Park IV LLC	Delaware
FSP Forest Park IV NC Limited Partnership	North Carolina
FSP Greenwood Plaza Corp.	Delaware
FSP Hillview Center Limited Partnership	Massachusetts
FSP Holdings LLC	Delaware
FSP Innsbrook Corp.	Delaware
FSP Investments LLC	Massachusetts
FSP Lakeside Crossing I LLC	Delaware
FSP Liberty Plaza Limited Partnership	Texas
FSP Montague Business Center Corp.	Delaware
FSP Northwest Point LLC	Delaware
FSP One Overton Park LLC	Delaware
FSP Park Seneca Limited Partnership	Massachusetts
FSP Park Ten Development Corp.	Delaware
FSP Park Ten Development LLC	Delaware
FSP Park Ten Limited Partnership	Texas
FSP Park Ten LLC	Delaware
FSP Park Ten Phase II Limited Partnership	Texas
FSP Property Management LLC	Massachusetts

Subsidiaries of Franklin Street Properties Corp.
FSP Protective TRS Corp.	Massachusetts
FSP REIT Protective Trust	Massachusetts
FSP River Crossing LLC	Delaware
FSP Southfield Centre Limited Partnership	Massachusetts
FSP Willow Bend Office Center Corp.	Delaware
FSP Willow Bend Office Center Limited Partnership	Texas
FSP Willow Bend Office Center LLC	Delaware

Exhibit 7(n)

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected _______________________, of Franklin Street Properties Corp., a Maryland corporation (the “Company”), does hereby certify in such capacity and on behalf of the Company, pursuant to Section 7(n) of the On Demand Sales Agreement dated May 6, 2010 (the “Sales Agreement”) between the Company and Robert W. Baird & Co. Incorporated, that to the best of the knowledge of the undersigned:

(i)           The representations and warranties of the Company in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii)           The Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

By:
Name:
Title:

Date:

Exhibit 7(o)(i)

MATTERS TO BE COVERED BY INITIAL OPINION OF COMPANY COUNSEL

Exhibit 7(o)(ii)

MATTERS TO BE COVERED BY SUBSEQUENT COMPANY COUNSEL OPINIONS